Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS 2011 FOURTH QUARTER
AND FULL YEAR RESULTS

• Full Year Revenues Increase 7% to $831.8 million
• Full Year Net Income Improves 7% to $171.4 million
• Full Year Private Sales Achieve Record $814.6 million
• Sotheby's to Offer One of the World's Most Famous Masterpieces -- Edvard Munch's The Scream -- on May 2nd in New York

February 29, 2012, New York -- Sotheby's (NYSE: BID) today reported financial results for the fourth quarter and full year ended December 31, 2011.

In 2011, Sotheby's generated the best financial results in its 268-year history, apart from its record year in 2007. Sotheby's strong financial performance was driven by a $57.5 million, or 7%, increase in revenues attributable to growth in both auction and private sale commission revenues. Offsetting the growth in revenues was a higher level of operating expenses due in part to increased staff levels and their associated compensation costs, a higher level of direct costs of services consistent with the volume and composition of auction sales and the cost of investments in Sotheby's strategic initiatives, principally related to the growth of its business in China and enhancing its information technology and online offerings.

Full year results were favorably impacted by a tax benefit of $13.6 million, or $0.20 per share, recognized in 2011 associated with the reversal of a valuation allowance against certain of Sotheby's deferred tax assets, and a pre-tax $7.6 million decrease in net interest expense. Including these factors, net income for 2011 is $171.4 million, a $10.5 million, or 7%, increase from the prior year; diluted earnings per share is $2.46, a $0.12, or 5%, increase from 2010.

Net income for the fourth quarter is $71.5 million, compared to $96.2 million in the prior period. This decrease is largely attributable to a decline in auction and related revenues which totaled $274.9 million, $35.6 million, or 11%, lower than the prior period. This is primarily due to an $85.2 million, or 5%, decline in net auction sales over the period resulting from a $171.0 million, or 46%, decrease in single-owner sales during the quarter, as well as a significant decrease in auction commission margin. The decline in auction revenues is partially offset by a decrease in salaries and related costs, attributable to a lower level of incentive compensation expense in the quarter.

“Sotheby's had great success last year, handling masterpieces, innovating in new markets and building trust based relationships with clients globally and our 2011 financial results reflected those efforts. They are near the best we have ever delivered,” said Bill Ruprecht, President and Chief Executive Officer.

Mr. Ruprecht continued: “Consolidated sales1 in 2011 were an excellent $5.8 billion, as healthy

Exhibit 99.1

bidding continued around the world for great works of art. Private sales, an increasingly important part of Sotheby's business, totaled a record $814.6 million, a 65% increase. We ended the year with a very strong balance sheet and we are continuing to invest in our business, including bolstering our information technology and online offerings in order to enhance our service to clients.

“We are also further expanding our high-growth business in China as well as other “new” markets,” said Mr. Ruprecht. “Impressively, and for the first time ever, Sotheby's consolidated sales1 in Asia reached $1 billion in 2011. We have now reached the point where the three geographic engines driving our auction business - the Americas, Europe, and Asia - are contributing to our success in roughly equal proportions. This has allowed us to realize a more diversified revenue stream, even as we remain focused on commission margins and cost discipline across our global organization.”

Year to Date 2012 Sales
In January 2012, in New York, Sotheby's Old Masters Paintings sale totaled $62.1 million, above the pre-sale low estimate of $60.7 million. Highlighting the sale were Canaletto's View of the Churches of the Redentore and San Giacomo from the Estate of Lady Forte that sold for $5.7 million (pre-sale estimate of $5/7 million) and Lucas Cranach the Elder's portrait Lucretia that brought $5.1 million (pre-sale estimate of $4/6 million).

Sotheby's Impressionist and Modern Art sales in London earlier this month totaled $152.9 million, above the pre-sale low estimate of $150.3 million. The evening sale was led by Claude Monet's previously unseen painting of 1885 L'Entreé de Giverny en Hiver, which brought $13.1 million and, as was announced during the auction, Gustav Klimt's rare 1901 landscape Seeufer mit Birken sold privately during the course of the sale for $9.0 million. Surrealist paintings drew strong interest in the evening sale with fourteen Surrealist paintings bringing a combined total of $25.6 million, highlighted by Giorgio de Chirico's Ettore e Andromaca, which sold for $4.5 million.

Also in London earlier this month, Sotheby's Contemporary Art sales brought $103.7 million, above the pre-sale high estimate of $103.0 million. Highlighting the evening sale was Gerhard Richter's Abstraktes Bild (numbered 768-4), which brought $7.6 million, exceeding the pre-sale estimate of $4.7/6.3 million.

Upcoming Sales
Edvard Munch's masterpiece The Scream will lead Sotheby's Impressionist & Modern Art Evening Sale on May 2nd. This world-renowned work from 1895 is one of the most instantly recognizable images in both art history and popular culture and is the only one of four versions that is still in private hands. It is being sold by Norwegian businessman Petter Olsen, whose father was a friend, neighbor and patron of Munch. The price could exceed $80 million.

Also on offer in New York in May is Roy Lichtenstein's iconic Sleeping Girl from 1964 - one of the high-points of the artist's comic book-inspired paintings and an icon of Post-War American art, with paintings from this series featured in the collections of major institutions throughout the world. Sleeping Girl, which has been in the same private collection for almost fifty years, will be offered in the evening sale of Contemporary Art on May 9th and has a pre-sale estimate of $30/40 million.

Beginning on March 31st, Sotheby's Hong Kong will be holding its spring series of sales which are estimated to bring in excess of $233 million, combined. Of particular note, Sotheby's will offer a Song dynasty washer from the fabled Ru kilns (pre-sale estimate of $7.7/10.3 million) and the third installment of the Meiyintang Collection of Imperial Chinese Porcelains, which includes a Superb Blue and White 'Bird' Charger from the Ming Dynasty, Yongle Period and a Blue and White Anhua

Exhibit 99.1

Stembowl with Dragons Among Waves Mark and Period of Xuande (each with a pre-sale estimate of $6.4/10.3 million). A dazzling 8.01-carat Emerald-cut Fancy Vivid Blue Diamond and Diamond Ring (pre-sale estimate of $11.5/14 million) will be the star of the exceptional jewels on offer.

The Collection of Suzanne Saperstein will be offered in a dedicated sale on April 19th in New York. Carefully assembled over the course of two decades and housed in her celebrated Beverly Hills estate Fleur de Lys, Ms. Saperstein's impressive collection comprises mainly 18th-century French furniture and decorative arts, with important examples by some of the most celebrated cabinetmakers of the era. The total sale has a pre-sale estimate in excess of $12 million.

One of the most important historic diamonds ever to come to auction will be sold by Sotheby's Geneva on May 15th. Passed down through four royal families - the Crown of France, the Crown of England, the House of Orange and the House of Prussia, the modified pear double rose-cut diamond has a pre-sale estimate of $2/4 million.

1Defined as the sum of Aggregate Auction Sales, Private Sales and Dealer revenues. Aggregate Auction Sales represent the hammer (sale) price of property sold at auction plus buyer's premium and Private Sales represent the total purchase price of property sold in private sales brokered by Sotheby's.
Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

Contacts:
Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Press Department | +44 (0) 20 7293 5168 | Matthew Weigman | Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow
All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's earnings conference call will take place on Wednesday, February 29, 2012, at 4:30 PM EST. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 44755401.
To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm
You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

Appendix A

	SOTHEBY’S
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(Thousands of dollars, except per share data)

	UNAUDITED		AUDITED
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Revenues:
Auction and related revenues	$274,897	$310,489	$791,738	$731,021
Finance revenues	3,016	3,117	12,038	9,685
Dealer revenues	4,942	3,244	21,790	29,092
License fee revenues	1,109	907	5,228	3,682
Other revenues	285	203	1,042	829
Total revenues	284,249	317,960	831,836	774,309

Expenses:
Direct costs of services	29,212	28,362	69,507	60,940
Dealer cost of sales	3,471	1,584	23,738	24,889
Marketing expenses	4,420	3,471	15,059	12,207
Salaries and related costs	74,344	85,610	268,530	253,271
General and administrative expenses	50,309	39,224	161,097	132,566
Depreciation and amortization expense	4,801	4,188	17,604	16,492
Restructuring charges, net	354	(4)	4,830	(54)
Total expenses	166,911	162,435	560,365	500,311

Operating income	117,338	155,525	271,471	273,998

Interest income	335	612	4,002	1,739
Interest expense	(10,221)	(11,643)	(41,498)	(46,819)
Extinguishment of debt, net	—	(6,291)	(1,529)	(6,291)
Other income (expense)	398	1,708	(1,057)	2,952

Income before taxes	107,850	139,911	231,389	225,579
Equity in earnings of investees, net of taxes	31	227	59	644
Income tax expense	36,401	43,889	60,032	65,273

Net income	$71,480	$96,249	$171,416	$160,950
Basic earnings per share - Sotheby's common shareholders	$1.05	$1.42	$2.52	$2.37
Diluted earnings per share - Sotheby's common shareholders	$1.04	$1.38	$2.46	$2.34
Cash dividends paid per common share	$0.08	$0.05	$0.23	$0.20

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